Filed Pursuant to Rule 424(b)(5)
Registration No. 333-170768

The information contained in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 5, 2011

Preliminary Prospectus Supplement

(to Prospectus dated November 22, 2010)

             Shares

Common Stock

We are offering              shares of our common stock. We have granted the underwriter an option, exercisable for up to 30 days from the date of this prospectus supplement, to purchase up to              additional shares of our common stock to cover overallotments.

Our shares of common stock are listed on The NASDAQ Global Market under the symbol “PXLW.” On May 3, 2011, the last reported sale price of our shares of common stock on The NASDAQ Global Market was $2.45 per share.

Investing in our shares of common stock involves risks. See “Risk factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discounts and Commissions (1)	$	$
Proceeds to Pixelworks (Before Other Expenses) (1)	$	$

(1)	In addition to the underwriting discounts and commissions listed in the table above, the underwriter will receive a non-accountable expense reimbursement of 1.25% of the gross proceeds of this offering, or $ per share of common stock and $ in the aggregate. The “Proceeds to Pixelworks (Before Other Expenses)” line of the table reflects the payment by us of the non-accountable expense reimbursement, but such reimbursement is not reflected in the “Underwriting Discounts and Commissions” line of the table.

If the underwriter exercises in full the overallotment option, the total underwriting discounts and commissions payable by us are expected to be $            , the total non-accountable expense reimbursement payable by us is expected to be $             and the total net proceeds to us, before other expenses, are expected be $            .

Delivery of our shares of common stock offered hereby is expected to be made on or about May     , 2011.

Roth Capital Partners

Prospectus Supplement dated May     , 2011

You should rely only upon the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus supplement and the accompanying prospectus or in any of the materials that we have incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Documents by Reference.” Therefore, if anyone gives you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus supplement and the accompanying prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus supplement and the accompanying prospectus does not extend to you.

Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date on the front cover of this prospectus supplement or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

S-i

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the common stock we are offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents identified under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, the terms the “we,” “us,” “our,” the “Company” and “Pixelworks” and similar terms refer to Pixelworks, Inc., an Oregon corporation, and its consolidated subsidiaries.

S-ii

Prospectus Supplement Summary

The following summary highlights selected information about us and the offering and does not contain all the information that may be important to you. We encourage you to read this prospectus supplement and the accompanying prospectus in its entirety, including the information set forth under “Risk Factors,” and the documents incorporated by reference in this prospectus supplement under “Incorporation of Certain Documents by Reference.” In addition, certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement are forward-looking statements, which involve risks and uncertainties. See “Forward-Looking Statements.” Unless the context otherwise requires, all information in this prospectus supplement assumes no exercise of the overallotment option to purchase additional shares of common stock we have granted to the underwriter.

The Company

Overview

We are an innovative designer, developer and marketer of video and pixel processing semiconductors and software for high-end digital video applications and hold 109 patents related to the visual display of digital image data. Our solutions enable manufacturers of digital display and projection devices, such as large-screen flat panel televisions and digital front projectors, to manufacture their products with a consistently high level of video quality, regardless of the content’s source or format. Our core technology leverages unique proprietary techniques for intelligently processing video signals from a variety of sources to ensure that all resulting images are optimized. Additionally, our products help our customers reduce costs and differentiate their display and projection devices, an important factor in industries that experience rapid innovation. Pixelworks was founded in 1997 and is incorporated under the laws of the state of Oregon.

Pixelworks’ flexible design architecture enables our technology to produce outstanding image quality in our customers’ products with a range of single-purpose integrated circuits (“ICs”), to system-on-chip (“SoC”) ICs that integrate microprocessor, memory and image processing functions. Additionally, we provide full solutions, including a software development environment and operating system, which enable our customers to more quickly develop and customize their display products, thus reducing their time to market and allowing them to incorporate differentiated features and functions.

Our primary target markets are liquid crystal display (“LCD”) large-screen televisions and 3LCD and digital light processing (“DLP”) digital front projectors, however we also target other segments within the flat panel display market, including digital signage.

We have adopted a product strategy that leverages our core competencies in video processing to address the evolving needs of the advanced flat panel display, digital projection and other markets that require superior image quality. We focus our product investments on developing video enhancement solutions for these markets, with particular focus on adding increased performance and functionality. Additionally, we look for ways to leverage our research and development investment into products that address other high-value markets where our innovative proprietary technology provides differentiation for us and our customers. We continually seek to expand our technology portfolio through internal development, co-development with business partners and evaluation of acquisition opportunities.

Our Core Technologies and Products

We have developed a portfolio of advanced video algorithms and intellectual property (“IP”) to address a broad range of challenges in digital video. Our technologies can dramatically improve video quality and are increasingly important as screen size and resulting quality issues increase. Our products are designed with a flexible architecture that allows us to combine algorithms and functional blocks of digital and mixed signal circuitry. Accordingly, our technologies can be implemented across multiple products and in powerful combinations within single products. The majority of our products include one or more technologies to provide high-quality video solutions to our customers.

Some of our proprietary core technologies include:

•

MEMC (motion estimation/motion compensation). Our proprietary MEMC technology significantly improves the performance and viewing experience of large advanced LCD panels by solving problems such as motion blur and judder. It also supports significant digital TV trends such as 3D, LED backlight local dimming (both edge-lit and full array) and 240Hz and higher frame rates. Additionally, our MEMC technology improves video performance in non-TV applications such as video conferencing, 3D gaming and projection.

•	Networking. Our networking technology enables the same video stream to be networked across multiple displays, for applications such as connected video projection and digital signage.

•

Digital keystone correction. Our technology provides enhanced keystone and image correction performance for digital projection systems, particularly for “short throw” projectors which must project clearly at severe angles due to space limitations.

Our product development strategy is to leverage our expertise in video processing to address the evolving needs of the advanced flat panel display, digital projection and other markets that require superior image quality. We plan to continue to focus our development resources to maintain our market lead and provide leading edge solutions for the advanced LCD and DLP in the digital projection market and to enhance our video processing solutions for advanced flat panel displays and other markets. Additionally, we look for ways to leverage our research and development investment into products that address high-value markets where our innovative proprietary technology provides differentiation for us and our customers. We deliver our technology in a variety of offerings, which take the form of single-purpose chips, highly integrated SoCs that incorporate specialized software, and full solutions incorporating software and other tools.

Our primary product categories include the following:

•

ImageProcessor ICs. Our ImageProcessor ICs include embedded microprocessors, digital signal processing technology and software that control the operations and signal processing within high-end display systems such as projectors and high-resolution flat panels. ImageProcessor ICs were our first product offerings and continue to comprise the majority of our business. We have continued to refine the architectures for optimal performance, manufacturing our products on process technologies that align with our customers’ requirements. Additionally, we provide a software development environment and operating system that enables our customers to more quickly develop and customize the “look and feel” of their products.

•

Video Co-Processor ICs. Products in this category work in conjunction with an image processor to post-process video signals in order to enhance the performance or feature set of the overall video solution (for example, by significantly reducing judder and motion blur). Our video co-processor ICs can be used with our ImageProcessor ICs or with image processing solutions from other manufacturers, and in most cases can be incorporated by a display manufacturer without assistance from the supplier of the base image processor. This flexibility enables manufacturers to augment their existing or new designs to enhance their video display products.

•

Networked Display ICs. Our Networked Display ICs allow the same video stream to be networked across multiple displays, for example to connect projectors in different classrooms or to enable networked streaming of video in digital signage applications. Our Networked Display IC combines video sharing capabilities with video image processing, wireless connectivity and Internet connection to ensure high quality, multi-source video output and enhanced value to our projection display customers.

Recent Developments

First Quarter 2011 Financial Results

On April 20, 2011, we announced financial results for the three months ended March 31, 2011, which we refer to as our “first quarter of 2011.” Our revenue during the first quarter of 2011 was $14.7 million, compared to $14.1 million in the fourth quarter of 2010 and $18.7 million in the first quarter of 2010. Gross profit margin in the first quarter of 2011 was 44.7% compared with 46.4% in the fourth quarter of 2010 and 46.3% in the first quarter of 2010. Operating expenses in the first quarter of 2011 were $9.8 million, compared to $10.0 million in the fourth quarter of 2010 and $9.2 million in the first quarter of 2010. We recorded a net loss of $(1.5) million, or $(0.11) per share, in the first quarter of 2011, compared to a net loss of $(3.2) million, or $(0.24) per share, in the fourth quarter of 2010, and net income of $4.6 million, or $0.32 per diluted share in the first quarter of 2010.

As of March 31, 2011, our total cash and marketable securities balance was $29.6 million, compared to $29.8 million at December 31, 2010. These balances include the amounts of certain non-formula draws under our short-term line of credit, which must be repaid within five days of each fiscal quarter end. As of March 31, 2011 and December 31, 2010, the outstanding non-formula draws were $4.0 million and $3.0 million, respectively, and were repaid within their terms.

Repurchase of Debentures

On April 13, 2011, we announced an offer by us to repurchase all of our outstanding 1.75% Convertible Subordinated Debentures due 2024 from the holders of such debentures, as required under the terms of the indenture governing the debentures. In connection with the offer, we filed a Tender Offer Statement on Schedule TO on that day, including as an exhibit, our notice to holders of the debentures specifying the terms, conditions and procedures of our offer to repurchase the debentures. The holders of the debentures’ opportunity to tender their debentures to us commenced on April 13, 2011, and will terminate at 5:00 p.m. New York City time, on May 11, 2011. As of March 31, 2011, the outstanding principal amount of our debentures was $15.8 million. May 16, 2011 is a regular interest payment date for the debentures and on that date, we expect to make a payment in the aggregate amount of $138,833.28 in accrued interest to holders of record of the debentures as of May 1, 2011. Accordingly, we expect that there will be no accrued and unpaid interest due and payable at the time of any repurchase of the debentures pursuant to our offer to repurchase. If all of the debentures are properly tendered to us, and not withdrawn, in accordance with our offer to repurchase, we expect to pay a total of $15.8 million to the holders of the debentures in order to repurchase such debentures. We expect to fund the payment of accrued interest and the repurchase of the debentures from existing cash.

The information disclosed under the caption “–Repurchase of Debentures” above and elsewhere in this prospectus supplement is solely for informational purposes and is not an offer to purchase, or the solicitation of an offer to purchase, the debentures.

Corporate Information

Our executive offices are located at 224 Airport Parkway, Suite 400, San Jose, California 95110, our telephone number is (408) 200-9200 and our website is www.pixelworks.com. Our website, and the information contained therein, is not a part of this prospectus supplement or the accompanying prospectus.

The Offering

The following summary contains basic information about this offering and our shares of common stock. It does not contain all the information that is important to you. For a more complete understanding of our shares of common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock” and our amended and restated articles of incorporation, as amended, and amended and restated bylaws, copies of which have been filed with the Securities and Exchange Commission, or SEC, and are available upon request.

Issuer	Pixelworks, Inc.

Shares of Common Stock Offered	shares

Option to Purchase Additional Shares of Common Stock	We have granted the underwriter an option, exercisable for up to 30 days from the date of this prospectus supplement, to purchase up to additional shares of our common stock to cover overallotments.

Shares of Common Stock Outstanding Immediately Following this Offering (1)	shares

Dividends	To date, we have never declared a dividend and our board of directors does not have any plans to do so in the future. In addition, financial covenants under our outstanding debt may limit our ability to pay dividends.

Use of proceeds	We estimate that the net proceeds from the sale of the shares of our common stock in this offering will be approximately $ million (or approximately $ million if the overallotment option to purchase additional shares of common stock we have granted to the underwriter is exercised in full), after deducting underwriting discounts and commissions, the non-accountable expense reimbursement and our estimated expenses related to this offering.

We intend to use our net proceeds from this offering for general corporate purposes, which may include, among other things, increasing our working capital, financing of ongoing operating expenses and overhead, repayment of debt and funding of capital expenditures. Pending the application of the net proceeds, we may invest the proceeds in marketable securities and short-term investments. See “Use of Proceeds.”

NASDAQ Global Market Symbol	PXLW

Risk factors	Investing in our securities involves risks. See “Risk Factors” and other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2010, for a discussion of factors you should carefully consider before deciding to invest in our shares of common stock.

(1)	The number of shares outstanding immediately following the offering is based on the number of shares of our common stock outstanding as of May 3, 2011. It does not include any shares issuable pursuant to unexercised options or restricted stock units, nor does it include any shares otherwise issued or issuable after May 3, 2011.

Risk Factors

Investing in shares of our common stock involves risk. Before making any investment decision, you should carefully consider the risk factors set forth below, under the caption “Risk Factors” in the accompanying prospectus and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.” It is not possible to predict or identify all such risks. Consequently, we could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations.

The risks we have identified and the risks that remain unknown could materially affect our business, results of operation or financial condition and affect the value of our common stock. You could lose all or part of your investment.

The concentration of our employees, manufacturers and customers in Japan, the PRC, Korea, Taiwan and Singapore increases our risk that a natural disaster, including the recent earthquake and tsunami in Japan, or a work stoppage or economic or political instability in the region could have a material adverse effect on our business, financial condition or results of operations.

Most of our current manufacturers, customers and employees are located in Japan, the PRC, Korea, Taiwan or Singapore. Disruptions from natural disasters, health epidemics, work stoppages, labor strikes and political, social and economic instability may and have affected this region and could have a negative impact on our business, financial condition or results of operations, including by disrupting our supply chain and operations, as well as those of our manufacturers and customers. In particular, the recent earthquake and tsunami in Japan has resulted in disruption of our supply chain, particularly in the availability of certain component parts that are used in the production of our products. Our contract manufacturers may be required to source these components from alternate vendors, which would require us to re-qualify our parts with customers, which could cause delays in shipments. Our customers are also currently evaluating whether material shortages will decrease their ability to produce and ship their products and also whether overall consumer demand will be reduced as a result of the earthquake and tsunami. As a result, we currently have less visibility regarding the demand for our products, which makes it more difficult for us to manage our supply chain to ensure that we have sufficient, but not excess, on-hand inventory. Although these risks have not materially adversely affected our business, financial condition or results of operations to date we cannot assure you that such risks will not do so in the future. We also cannot assure you that another earthquake, tsunami or other natural disaster will not occur in the Pacific Rim region, where the risk of such an event is significant due to, among other things, the proximity of major earthquake fault lines in the area. Any such future event could include power outages, fires, flooding or other adverse conditions, as well as disruption or impairment of production capacity and the operations of our manufacturers and customers, which could have a material adverse effect on us.

In addition to the risk of natural disaster in the Pacific Rim region, the economy of the PRC, in which certain of our manufacturers, customers and employees are based, differs from the economies of many countries in respects such as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, self-sufficiency, rate of inflation, foreign currency flows and balance of payments position, among others. We cannot assure you that the PRC’s economic policies will be consistent or effective. Our business, financial condition and results of operations may be harmed by changes in the PRC’s political, economic or social conditions.

We do not anticipate declaring any cash dividends on our common stock. Investors in this offering may never obtain a return on their investment.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business. Accordingly, you will need to rely on sales of your common stock after price appreciation, which may never occur, in order to realize a return on your investment.

Our management team will have broad discretion over the use of the net proceeds from this offering.

Our management team will use their discretion to direct the use of the net proceeds from this offering. We intend to use the net proceeds for general corporate purposes, which may include increasing our working capital, financing of ongoing operating expenses and overhead, repayment of debt and funding of capital expenditures. Our management’s judgments may not result in positive returns on your investment. As part of your investment, you will not be able to assess or direct how we use these net proceeds.

Forward-Looking Statements

Some of the statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may involve material risks, assumptions and uncertainties. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “intend,” “plan,” “estimate” and similar words, although some forward-looking statements are expressed differently. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict and which may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements. These forward-looking statements speak only as of the date on which they are made and except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise. If we do update or correct one or more forward-looking statements, you should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from our forward-looking statements is included in our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2010, and in the “Risk Factors” section of this prospectus supplement and the accompanying prospectus. In addition, the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: our ability to deliver new products in a timely fashion; our new product yield rates; changes in estimated product costs; product mix; supply of products from third-party foundries; failure or difficulty in achieving design wins; timely customer transition to new product designs; competitive factors, such as rival chip architectures, introduction or traction by competing designs, or pricing pressures; the success of our products in expanded markets; current global economic challenges; levels of inventory at distributors and customers; changes in the digital display and projection markets; changes in customer ordering patterns or lead times; seasonality in the consumer electronics market; our efforts to achieve profitability from operations; insufficient, excess or obsolete inventory and variations in inventory valuation; litigation related to our intellectual property rights; our lower cash position as a result of our prior and any future debt repurchases, including our offer to repurchase the debentures described in “Prospectus Supplement Summary—Recent Developments—Repurchase of Debentures.”

Use of Proceeds

We estimate that the net proceeds from the sale of the shares of our common stock in this offering will be approximately $             million (or approximately $             million if the overallotment option to purchase additional shares of common stock we have granted to the underwriter is exercised in full), after deducting estimated underwriting discounts and commissions, the non-accountable expense reimbursement and our estimated expenses related to this offering.

We intend to use our net proceeds from this offering for general corporate purposes, which may include, among other things, increasing our working capital, financing of ongoing operating expenses and overhead, repayment of debt and funding of capital expenditures. Pending the application of the net proceeds, we may invest the proceeds in marketable securities and short-term investments.

Capitalization

The following table sets forth our capitalization as of December 31, 2010 on an actual basis and on an “as adjusted” basis to reflect the receipt of proceeds from issuance and sale of              shares of our common stock in this offering (assuming no exercise of the overallotment option to purchase additional shares of common stock we have granted to the underwriter) at an offering price of $            , after deducting underwriting discounts and commissions, the non-accountable expense reimbursement and our estimated expenses related to this offering.

The amount of proceeds we ultimately receive from this offering of our common stock is dependent on numerous factors and subject to general market conditions. Also, we may increase or decrease the number of shares offered in this offering. Accordingly, the actual amounts for the items shown in the “as adjusted for this offering” columns may differ from the amounts shown below.

You should read the following table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

	As of December 31, 2010
($ in thousands, except per share amounts)	Actual	As adjusted for this offering (1)
Cash and cash equivalents	$16,872	$
Short-term marketable securities	12,366		12,366

Total cash, cash equivalents and short-term marketable securities	29,238

Long-term liabilities, net of current portion	2,061		2,061

Total long-term liabilities	2,061		2,061

Shareholders’ equity
Preferred stock, $0.001 par value per share; 50,000,000 shares authorized, none issued	—		—
Common stock, $0.001 par value per share; 250,000,000 shares authorized, 13,566,021 shares issued and outstanding (actual) and shares issued and outstanding as adjusted (2)	336,254
Accumulated other comprehensive income	167		167
Accumulated deficit	(322,490)		(322,490)

Total shareholders’ equity	$13,931	$

Total capitalization	$15,992	$

(1)	Does not reflect the repurchase of any of our outstanding 1.75% Convertible Subordinated Debentures due 2024 pursuant to the offer to repurchase such debentures described in “Prospectus Supplement Summary—Recent Developments—Repurchase of Debentures.”
(2)	Excludes any shares issuable pursuant to unexercised options or restricted stock units, as well as any shares otherwise issued or issuable after December 31, 2010.

Price Range of Shares of Common Stock and Dividend Policy

Our shares of common stock are listed on The NASDAQ Global Market under the symbol “PXLW.” The following table sets forth, for the fiscal quarters indicated, the reported high and low closing sales prices per share of our shares of common stock as reported by The NASDAQ Global Market.

	High	Low
Year ended December 31, 2009:
First quarter	$0.84	$0.37
Second quarter	1.97	0.56
Third quarter	4.06	1.25
Fourth quarter	4.09	2.15

Year ended December 31, 2010:
First quarter	$5.87	$2.97
Second quarter	5.78	2.98
Third quarter	3.62	2.62
Fourth quarter	3.91	3.15

Year ended December 31, 2011:
First quarter	$3.72	$3.30
Second quarter (through May 3, 2011)	3.51	2.45

On May 3, 2011, the last reported sale price of our common stock on The NASDAQ Global Market was $2.45 per share.

As of May 3, 2011, the number of record holders of our shares of common stock was 62.

To date, we have never declared a dividend and our board of directors does not have any plans to do so in the future. In addition, financial covenants under our outstanding debt may limit our ability to pay dividends. Accordingly, our shareholders may not realize a return on their investment unless the trading price of our common stock appreciates.

Supplemental United States Federal Income Tax Considerations

The following is a general summary of certain material United States federal income tax considerations that may be relevant to the purchase, ownership and disposition of our common stock. This summary is a supplement to, and should be read in connection with, the discussion in the accompanying prospectus under the heading “United States Federal Income Tax Considerations.” This summary is for general information only and is not tax advice.

The first two sentences in the second paragraph under the heading “Dividend Distributions” should be replaced with the following:

If a U.S. Holder is an individual, dividends received by such holder on or prior to December 31, 2012 generally will be subject to a reduced maximum tax rate of 15% provided certain holding period requirements and other requirements are satisfied. Beginning January 1, 2013, the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income.

The following discussion should be inserted after the first sentence of the discussion under the heading “Information Reporting and Backup Withholding”:

However, for amounts paid after December 31, 2011, on or with respect to our common stock, corporations generally will be subject to these information reporting requirements.

The following information should be inserted at the end of the text contained under the heading “United States Federal Income Tax Considerations” in the accompanying prospectus:

Consequences to Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that apply to a Non-U.S. Holder of shares of our common stock. The term “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is an individual, corporation, estate or trust for U.S. federal income tax purposes and is not a U.S. Holder (as defined in the accompanying prospectus).

Dividend Distributions

Distributions on our common stock will constitute dividends to the extent described the section of the accompanying prospectus entitled “—Consequences to U.S. Holders—Dividend Distributions.” Any dividends paid to Non-U.S. Holders will generally be subject to U.S. withholding tax at a 30% rate or such lower rate as specified by a treaty (provided that certain certification requirements are satisfied). Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the U.S. are not subject to the withholding tax (provided that certain certification requirements are satisfied). Instead, any such dividends (or where an applicable tax treaty so provides, dividends attributable to such Non-U.S. Holder’s permanent establishment in the U.S.) are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates (or at lower rates specified in the treaty). Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or a lower treaty rate).

Sale, Exchange, Redemption or Other Disposition of Stock

Any gain realized by a Non-U.S. Holder upon the sale, exchange, redemption or other taxable disposition of shares of our common stock generally will not be subject to U.S. federal income tax unless one of the following requirements are met:

•	That gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if required by a tax treaty, is attributable to a U.S. permanent establishment), in which case the Non-U.S. holder will be subject to the same treatment as U.S. Holders with respect to such gain (or in the manner specified by the treaty provided certain certification requirements are satisfied). Additionally, non-U.S. holders that are corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under a tax treaty).

•

The Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case the holder will be subject to tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty provided that certain certification requirements are satisfied) on the amount by which capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources.

•

We are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within a specified time period and certain other requirements are satisfied. We are not, and do not anticipate becoming, a “U.S. real property holding corporation.”

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service the amount of distributions with respect to our common stock and any tax withheld on these distributions. Copies of the information returns may also be made available to the tax authorities in the country in which the holder resides under a tax treaty. The U.S. imposes a backup withholding tax on dividends and certain other types of payments to U.S. persons. A Non-U.S. Holder will not be subject to backup withholding tax on dividends the holder receives on shares of our common stock if the holder provides proper certification (usually on an IRS Form W-8BEN) of the holder’s status as a non-U.S. person or other exempt status.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of our common stock outside the U.S. through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a Non-U.S. Holder sells shares of our common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report the amount of proceeds paid to the Non-U.S. Holder to the Internal Revenue Service and also backup withhold on that amount unless the Non-U.S. Holder provides appropriate certification (usually on an IRS Form W-8BEN) to the broker of the holder’s status as a non-U.S. person or other exempt status.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution unless the foreign financial institution enters into certain agreements with the U.S. Treasury. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Prospective investors should consult their tax advisors regarding this legislation.

Underwriting

We have entered into an underwriting agreement with Roth Capital Partners, LLC with respect to the shares of common stock being offered hereby. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us,              shares of our common stock. Our common stock trades on the NASDAQ Global Market under the symbol “PXLW.”

The underwriting agreement provides that the obligation of the underwriter to purchase the shares of common stock offered by this prospectus supplement and the accompanying base prospectus is subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

If the underwriter sells more shares than the above number, the underwriter has an option for 30 days from the date of this prospectus supplement to buy up to an additional              shares of our common stock from us at the public offering price, less the underwriting discounts and commissions and the non-accountable expense reimbursement, to cover these sales. The underwriter may exercise this option at any time, in whole or in part, within 30 days after the date of this prospectus supplement; however, the underwriter may only exercise the option once.

Commissions and Expenses

The underwriter proposes to offer the shares of common stock purchased pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $             per share. After this offering, the public offering price and concession may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. In connection with the sale of the common stock to be purchased by the underwriter, the underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriter’s commissions and discounts will be 5.75% of the gross proceeds of this offering, or $             per share of common stock, based on the public offering price per share set forth on the cover page of this prospectus supplement. Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum compensation to be received by any FINRA member or independent broker/dealer generally, as calculated consistent with FINRA’s rules, may not be greater than 8.0% of the gross proceeds received by us from the sale of any securities registered pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act.

In addition, we have agreed to provide the underwriter with a non-accountable expense reimbursement equal to 1.25% of the gross proceeds of this offering, or $             per share of common stock, based on the public offering price per share set forth on the cover page of this prospectus supplement. We have also agreed to reimburse the underwriter at closing for certain other expenses or, should the underwriting agreement be terminated, to reimburse all reasonable and documented out-of-pocket expenses that have been incurred by the underwriter in connection with the offering, in each case up to a maximum of $30,000. We estimate that expenses payable by us in connection with this offering of our common stock, other than the underwriting discounts and commissions and the non-accountable expense reimbursement referred to above, will be approximately $            .

The following table shows the underwriting discounts and commissions and the non-accountable expense reimbursement payable to the underwriter by us in connection with this offering (assuming both the exercise and non-exercise of the overallotment option to purchase additional shares of common stock we have granted to the underwriter):

	Per Share		Total
	Without Overallotment Option	With Overallotment Option	Without Overallotment Option	With Overallotment Option

Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us
Non-Accountable and accountable expenses payable by us

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter or such other indemnified parties may be required to make in respect of those liabilities.

Restrictions on Future Sales

We have agreed not to (i) offer, pledge, issue, sell, contract to sell, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock; or (iii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, without the prior written consent of the underwriter for a period of 90 days, subject to an 18 day extension under certain circumstances (the “Lock-up Period”), following the date of this prospectus supplement. This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions for (i) the issuance of shares of our common stock sold in this offering, (ii) the issuance of shares of our common stock upon the exercise of options or warrants and the vesting of restricted stock awards or units, (iii) the issuance of employee stock options and the grant of restricted stock awards or restricted stock units pursuant to our equity incentive plans and (iv) the issuance of shares of our common stock pursuant to an employee stock purchase plan of ours.

In addition, each of our directors and executive officers has entered into a lock-up agreement with the underwriter. Under the lock-up agreements, the directors and executive officers may not, directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of, any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, or publicly announce any intention to do any of the foregoing, without the prior written consent of the underwriter, for a period of 90 days, subject to an 18 day extension under certain circumstances, from the closing date of this offering. This consent may be given at any time without public notice. These restrictions on future dispositions by our directors and executive officers are subject to exceptions for (i) one or more gift transfers of securities to immediate family members who agree to be bound by these restrictions, (ii) transfers of securities by will or the laws of descent and distribution or to one or more trusts for bona fide estate planning purposes or (iii) transfers of securities to us or as may be required under any of our benefit plans.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s website or our website and any information contained in any other website maintained by the underwriter or by us is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our shares of common stock offered hereby is completed, SEC rules may limit the underwriter from bidding for and purchasing our shares of common stock.

In connection with the offering the underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Overallotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares overallotted by the underwriter is not greater than the number of shares that it may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriter may close out any covered short position by either exercising its overallotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the overallotment option. A naked short position occurs if the underwriter sells more shares than could be covered by the overallotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriter and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees. Except for services provided in connection with this offering, the underwriter has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus supplement and we do not expect to retain the underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus supplement.

Selling Restrictions

European Economic Area

This prospectus supplement and the accompanying prospectus does not constitute an approved prospectus under Directive 2003/71/EC and no such prospectus is intended to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented Directive 2003/71/EC (each, a “Relevant Member State”) an offer to the public of any shares of common stock which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Directive, if and to the extent that they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriter for any such offer; or

(c) in any other circumstances which do not require any person to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto including the 2010 PD Amending Directive to the extent implemented in each Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement and the accompanying prospectus are not an approved prospectus for purposes of the UK Prospectus Rules, as implemented under the EU Prospectus Directive (2003/71/EC), and have not been approved under section 21 of the Financial Services and Markets Act 2000 (as amended ) (the “FSMA”) by a person authorized under FSMA. The financial promotions contained in this prospectus supplement and the accompanying prospectus are directed at, and this prospectus supplement and the accompanying prospectus are only being distributed to, (1) persons who receive this prospectus supplement and the accompanying prospectus outside of the United Kingdom, and (2) persons in the United Kingdom who fall within the exemptions under articles 19 (investment professionals) and 49 (high net worth companies, unincorporated associations, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as “Relevant Persons”). This prospectus supplement and the accompanying prospectus must not be acted upon or relied upon by any person who is not a Relevant Person. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to Relevant Persons and will be engaged in only with Relevant Persons.

The underwriter has represented, warranted and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any of the shares of common stock in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United  Kingdom.

Experts

The consolidated financial statements of Pixelworks, Inc. and its subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Legal Matters

The validity of the shares of common stock we are offering will be passed upon by Ater Wynne LLP, Portland, Oregon. Certain legal matters will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California. The underwriter has been represented in connection with this offering by K&L Gates, Los Angeles, California.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement and later information that we file with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Current Report on Form 8-K filed on March 15, 2011;

•

the portions of our Definitive Proxy Statement on Schedule 14A filed on April 12, 2011 that were incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010 indicated therein; and

•

the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on April 10, 2000, and any other amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents that we file with the SEC on or after the date of this prospectus supplement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all shares of common stock offered hereunder or termination of the offering of our shares of common stock described in this prospectus supplement. Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Steven Moore, Corporate Secretary

Pixelworks, Inc.

224 Airport Parkway, Suite 400

San Jose, CA 95110

(408) 200-9200

Statements contained in this prospectus supplement as to the contents of any contract or other documents are not necessarily complete, and in each instance you are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at the SEC’s website at www.sec.gov. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion; Dated November 22, 2010

PRELIMINARY PROSPECTUS

$20,000,000

Common Stock

This prospectus relates to shares of Pixelworks, Inc. common stock which may be offered and sold from time to time. The aggregate initial offering price of all common stock sold under this prospectus will not exceed $20,000,000. The common stock of Pixelworks, Inc. is listed on the NASDAQ Global Market under the symbol “PXLW.”

Each time we sell shares of our common stock hereunder, we will attach a supplement to this prospectus that contains specific information about the terms of the offering, including the price at which we are offering the shares to the public. The prospectus supplement may also add, update or change information contained or incorporated in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in shares of our common stock.

The shares of our common stock may be offered directly by us, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of shares of our common stock, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the section entitled “About This Prospectus” for more information.

Investing in shares of our common stock involves risks. See the section entitled “Risk Factors” beginning on page 2 of this prospectus. You should carefully read and consider these risk factors before you invest in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             .

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered shares of our common stock to which they relate.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared or authorized by us. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.

You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell the shares of our common stock described in this prospectus in one or more offerings. The aggregate initial offering price of all the shares of our common stock sold under this prospectus will not exceed $20,000,000.

This prospectus provides certain general information about the shares of our common stock that we may offer hereunder. Each time we offer shares of our common stock hereunder, we will attach a prospectus supplement to this prospectus. The prospectus supplement will contain the specific information about the terms of the offering. In each prospectus supplement, we will include the following information:

•	the number of shares of common stock that we propose to sell;

•	the public offering price per share of the common stock;

•	the names of any underwriters, agents or dealers through or to which the shares of the common stock will be sold;

•	any compensation of those underwriters, agents or dealers;

•	any additional risk factors applicable to the shares of our common stock or our business and operations; and

•	any other material information about the offering and sale of the shares of common stock.

In addition, the prospectus supplement may also add, update or change the information contained or incorporated in this prospectus. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained or incorporated in this prospectus. You should read and consider all information contained in this prospectus and any accompanying prospectus supplement in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in this prospectus.

Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “Pixelworks” and similar terms refer to Pixelworks, Inc., an Oregon corporation, and its consolidated subsidiaries.

RISK FACTORS

Investing in shares of our common stock involves risk. Before making any investment decision, you should carefully consider the risk factors set forth below, under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q, which are incorporated by reference in this prospectus, as well as in any applicable prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

These risks could materially affect our business, results of operation or financial condition and affect the value of our common stock. You could lose all or part of your investment. For more information, see “Where You Can Find More Information.”

Risks Related to Our Common Stock and the Offering

Future sales or other dilution of our equity could depress the market price of our common stock.

Sales of our common stock in the public market, or the perception that such sales could occur, could negatively impact the price of our common stock. We have a number of institutional shareholders that own significant blocks of our common stock. If one or more of these shareholders were to sell large portions of their holdings in a relatively short time, for liquidity or other reasons, the prevailing market price of our common stock could be negatively affected.

In addition, the issuance of additional shares of our common stock pursuant to this prospectus, or issuances of securities convertible into or exercisable for our common stock or other equity-linked securities, including preferred stock or warrants, will dilute the ownership interest of our common shareholders and could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

We may need to seek additional capital. If this additional financing is obtained through the issuance of equity securities, debt convertible into equity or options or warrants to acquire equity securities, our existing shareholders could experience significant dilution upon the issuance, conversion or exercise of such securities.

Our management will have broad discretion over the use of the proceeds we receive from the sale of shares of our common stock pursuant to this prospectus and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from any offerings under this prospectus, and you will be relying on the judgment of our management regarding the application of these proceeds. Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, the net proceeds received by us from our sale of the common stock described in this prospectus will be added to our general funds and will be used for our general corporate purposes. Our management might not apply the net proceeds from the offering of our common stock in ways that increase the value of your investment and might not be able to yield a significant return, if any, on any investment of such net proceeds. You may not have the opportunity to influence our decisions on how to use such proceeds.

Anti-takeover provisions of Oregon law and in our articles of incorporation could adversely affect the rights of the holders of our common stock by preventing a sale or takeover of us at a price or prices favorable to the holders of our common stock or a change in our board or management.

Provisions of our articles of incorporation and bylaws and provisions of Oregon law may have the effect of delaying or preventing a merger or acquisition of us, making a merger or acquisition of us less desirable to a potential acquirer or preventing a change in our management, even if our shareholders consider the merger, acquisition or change in management favorable or if doing so would benefit our shareholders. In addition, these provisions could limit the price that investors would be willing to pay in the future for shares of our common stock. The following are examples of such provisions in our articles of incorporation or bylaws:

•

our board of directors is authorized, without prior shareholder approval, to change the size of the board (our articles of incorporation provide that if the board is increased to eight or more members, the board will be divided into three classes serving staggered terms, which would make it more difficult for a group of shareholders to quickly change the composition of our board);

•

our board of directors may approve the issuance, without further action by the shareholders, of shares of our preferred stock, and to fix the rights and preferences thereof. An issuance of preferred stock with dividend and liquidation rights senior to our common stock or convertible into a large number of shares of our common stock could prevent a potential acquiror from gaining effective economic or voting control;

•

members of our board of directors can be removed only for cause and at a meeting of shareholders called expressly for that purpose, by the vote of 75 percent of the votes then entitled to be cast for the election of directors;

•

our board of directors may alter our bylaws without obtaining shareholder approval, and shareholders are required to provide advance notice for nominations for election to the board of directors or for proposing matters to be acted upon at a shareholder meeting; and

•	a super-majority vote by 67% of our shareholders is required to approve mergers involving us.

See “Where You Can Find More Information” elsewhere in this prospectus for information on where you can obtain copies of our Articles of Incorporation and Bylaws, which have been filed with and are publicly available from the SEC.

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act and may involve material risks, assumptions and uncertainties. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict and which may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements. These forward-looking statements speak only as of the date on which they are made and except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise. If we do update or correct one or more forward-looking statements, you should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from our forward-looking statements is included in our periodic reports filed with the SEC and in the “Risk Factors” section of this prospectus. In addition, the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: our ability to deliver new products in a timely fashion; our new product yield rates; changes in estimated product costs; product mix; supply of products from third-party foundries; failure or difficulty in achieving design wins; timely customer transition to new product designs; competitive factors, such as rival chip architectures, introduction or traction by competing designs, or pricing pressures; the success of our products in expanded markets; current global economic challenges; levels of inventory at distributors and customers; changes in the digital display and projection markets; changes in customer ordering patterns or lead times; seasonality in the consumer electronics market; our efforts to achieve profitability from operations; insufficient, excess or obsolete inventory and variations in inventory valuation; the outcome of any litigation related to our intellectual property rights; and our lower cash position as a result of our debt repurchases.

THE COMPANY

We are an innovative designer, developer and marketer of video and pixel processing semiconductors and software for high-end digital video applications and hold 130 patents related to the visual display of digital image data. Our solutions enable manufacturers of digital display and projection devices, such as large-screen flat panel displays and digital front projectors, to differentiate their products with a consistently high level of video quality, regardless of the content’s source or format. Our core technology leverages unique proprietary techniques for intelligently processing video signals from a variety of sources to ensure that all resulting images are optimized. Additionally, our products help our customers reduce costs and differentiate their display and projection devices, an important factor in industries that experience rapid innovation. Pixelworks was founded in 1997 and is incorporated under the laws of the state of Oregon.

Pixelworks’ flexible design architecture enables our technology to produce outstanding image quality in our customers’ products with a range of single-purpose integrated circuits (ICs), to system-on-chip (SOC) integrated circuits that integrate microprocessor, memory and image processing functions. Additionally, we provide full solutions, including a software development environment and operating system, which enable our customers to more quickly develop and customize their display products, thus reducing their time to market and allowing them to incorporate differentiated features and functions. Our primary target markets are liquid crystal display (LCD) large-screen televisions and digital front projectors.

We have adopted a product strategy that leverages our core competencies in video processing to address the evolving needs of the advanced flat panel display, digital projection and other markets that require superior image quality. We focus our product investments on developing video enhancement solutions for these markets, with particular focus on adding increased performance and functionality. Additionally, we look for ways to leverage our research and development investment into products that address other high-value markets where our innovative proprietary technology provides differentiation for us and our customers. We continually seek to expand our technology portfolio through internal development, co-development with business partners and evaluation of acquisition opportunities.

Our executive offices are located at 224 Airport Parkway, Suite 400, San Jose, California 95110, our telephone number is (408) 200-9200 and our website is www.pixelworks.com. Our website, and the information contained therein, is not a part of this prospectus.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of the shares of our common stock offered by this prospectus for general corporate purposes, which may include, among other things, repayment of debt, repurchases of common stock, capital expenditures, the financing of possible acquisitions or business expansions, increasing our working capital and the financing of ongoing operating expenses and overhead. Pending the application of the net proceeds, we may invest the proceeds in marketable securities and short-term investments.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001, and 50,000,000 shares of preferred stock, par value $0.001. The preferred stock is undesignated as to series, rights, preferences, privileges or restrictions.

Common Stock

We have one existing class of common stock. Holders of our voting common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of common shareholders. Holders of common stock do not have cumulative voting rights.

The holders of shares of our common stock are entitled to participate ratably in dividends as may be declared from time to time by our board of directors out of funds legally available for dividend payments. To date, we have never declared a dividend and our board of directors does not have any plans to do so in the future. In the event of our liquidation, dissolution or winding up, after full payment of all debts and other liabilities and liquidation preferences of any other series of common stock and any preferred stock, the holders of shares of our existing common stock are entitled to share ratably in all remaining assets. Our common stock has no preemptive subscription or conversion rights.

All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we offer under this prospectus will be fully paid and nonassessable.

Our common stock is listed on the NASDAQ Global Market under the symbol “PXLW.”

StockTrans, Inc. is the Transfer Agent and Registrar for our common stock.

Preferred Stock

Our board of directors is authorized to issue from time to time, without further vote or action by the shareholders, up to an aggregate of 50,000,000 shares of preferred stock in one or more series and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of preferred stock. One series of preferred stock has been designated by our board of directors. No shares of preferred stock are currently outstanding, however, and we currently have no plans to designate any series of preferred stock or issue any shares of preferred stock. However, we may elect to do so in the future.

Anti-takeover provisions of Oregon law and in our articles of incorporation could adversely affect the rights of the holders of our common stock by preventing a sale or takeover of us at a price or prices favorable to the holders of our common stock or a change in our board or management.

Provisions of our articles of incorporation and bylaws and provisions of Oregon law may have the effect of delaying or preventing a merger or acquisition of us, making a merger or acquisition of us less desirable to a potential acquirer or preventing a change in our management, even if our shareholders consider the merger, acquisition or change in management favorable or if doing so would benefit our shareholders. In addition, these provisions could limit the price that investors would be willing to pay in the future for shares of our common stock. The following are examples of such provisions in our articles of incorporation or bylaws:

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our board of directors is authorized, without prior shareholder approval, to change the size of the board (our articles of incorporation provide that if the board is increased to eight or more members, the board will be divided into three classes serving staggered terms, which would make it more difficult for a group of shareholders to quickly change the composition of our board);

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our board of directors may approve the issuance, without further action by the shareholders, of shares of our preferred stock, and to fix the rights and preferences thereof. An issuance of preferred stock with dividend and liquidation rights senior to our common stock or convertible into a large number of shares of our common stock could prevent a potential acquiror from gaining effective economic or voting control;

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members of our board of directors can be removed only for cause and at a meeting of shareholders called expressly for that purpose, by the vote of 75 percent of the votes then entitled to be cast for the election of directors;

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our board of directors may alter our bylaws without obtaining shareholder approval, and shareholders are required to provide advance notice for nominations for election to the board of directors or for proposing matters to be acted upon at a shareholder meeting; and

•	a super-majority vote by 67% of our shareholders is required to approve mergers involving us.

See “Where You Can Find More Information” elsewhere in this prospectus for information on where you can obtain copies of our Articles of Incorporation and Bylaws, which have been filed with and are publicly available from the SEC.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences to U.S. Holders (as defined below) relating to the purchase, ownership and disposition of shares of our common stock, as of the date hereof. This summary deals only with shares of our common stock that are held as capital assets (generally, property held for investment). This summary does not discuss any state, local or foreign tax consequences and does not discuss all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our common stock by prospective investors in light of their particular circumstances. In particular, except to the extent discussed below, this summary does not address all of the tax consequences that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as:

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persons who are not U.S. Holders, dealers in securities or currencies, brokers, financial institutions, controlled foreign corporations, passive foreign investment companies, regulated investment companies, real estate investment trusts, retirement plans, U.S. expatriates, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or insurance companies;

•	U.S. Holders of shares of our common stock whose “functional currency” is not the U.S. dollar;

•	persons holding shares of our common stock as part of a hedging, integrated, constructive sale, or conversion transaction or a straddle;

•	entities that are treated as partnerships for U.S. federal income tax purposes; or

•	persons liable for alternative minimum tax consequences.

The discussion below is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” applicable U.S. Treasury regulations promulgated thereunder, and rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

If a partnership holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisor as to the particular U.S. federal income tax consequences applicable to you.

If you are considering the purchase of shares of our common stock, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. Each prospective investor should seek advice based on its particular circumstances from an independent tax advisor.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of a share of our common stock that is:

•	an individual who is a citizen or resident of the United States;

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a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if (i) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Dividend Distributions

If we make a distribution in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the holder’s adjusted tax basis in the common stock to the extent of the holder’s adjusted tax basis in that stock. Any remaining excess will be treated as capital gain.

If a U.S. Holder is an individual, dividends received by such holder on or prior to December 31, 2010 generally will be subject to a reduced maximum tax rate of 15% provided certain holding period requirements and other requirements are satisfied. Beginning January 1, 2011, the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. If a U.S. Holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. Holder may qualify for the 70% dividends received deduction if the U.S. Holder owns less than 20% of the voting power and value of our stock.

U.S. Holders should consult their tax advisors regarding the holding period requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale, Exchange, Redemption or Other Disposition of Stock

A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of our common stock. The U.S. Holder’s gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the stock. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are currently taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Medicare Contributions Tax

For taxable years beginning after December 31, 2012, newly enacted legislation requires certain U.S. holders who are individuals, estates or certain trusts to pay a 3.8% tax on the lesser of (i) the U.S. person’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes, among other things, dividend income and net gains from the disposition of the stock, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our common stock.

Information Reporting and Backup Withholding

We or our paying agent must report annually to U.S. Holders (other than corporations and other exempt holders) and the Internal Revenue Service, or the IRS, amounts paid to such holders on or with respect to our common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. Holder will be subject to backup withholding on dividends paid on our common stock and proceeds from the sale of our common stock at the applicable rate (which is currently 28%) if the U.S. Holder is not otherwise exempt and (i) the holder fails to provide us or our paying agent with a correct taxpayer identification number, (ii) the holder provides an incorrect taxpayer identification number, (iii) we or our praying agent are notified by the IRS that it is subject to backup withholdings as a result of the failure to properly report payments of interest or dividends or, (iv) the holder fails to certify under penalty of perjury that it has provided a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding. A U.S. Holder generally may establish that it is exempt from or otherwise not subject to backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

PLAN OF DISTRIBUTION

The shares of our common stock that may be offered by this prospectus may be sold:

•	through agents;

•	to or through underwriters;

•	to or through broker-dealers (acting as agent or principal);

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	directly to purchasers, through a specific bidding or auction process or otherwise; or

•	through a combination of any such methods of sale.

Agents, underwriters or broker-dealers may be paid compensation for offering and selling the shares of our common stock. That compensation may be in the form of discounts, concessions or commissions to be received from us, from the purchasers of the shares of common stock or from both us and the purchasers. Any underwriters, dealers, agents or other investors participating in the distribution of the shares of common stock may be deemed to be “underwriters,” as that term is defined in the Securities Act, and compensation and profits received by them on sale of the shares of common stock may be deemed to be underwriting commissions, as that term is defined in the rules promulgated under the Securities Act.

Each time shares of our common stock are offered by this prospectus, the prospectus supplement, if required, will set forth:

•	the name of any underwriter, dealer or agent involved in the offer and sale of the shares of common stock;

•	the terms of the offering;

•	any discounts concessions or commissions and other items constituting compensation received by the underwriters, broker-dealers or agents;

•	any over-allotment option under which any underwriters may purchase additional shares of common stock from us;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	the anticipated date of delivery of the shares of common stock.

The shares of our common stock may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The distribution of shares of common stock may be effected from time to time in one or more transactions, by means of one or more of the following transactions, which may include cross or block trades:

•	transactions on the NASDAQ Global Market or any other organized market where the common stock may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	under delayed delivery contracts or other contractual commitments; or

•	a combination of such methods of sale.

If underwriters are used in a sale, shares of our common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Our common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of shares of our common stock, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. This prospectus and the prospectus supplement will be used by the underwriters to resell the shares of our common stock.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or “FINRA,” the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

If 5% or more of the net proceeds of any offering of our common stock made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

To comply with the securities laws of certain states, if applicable, the shares of common stock offered by this prospectus will be offered and sold in those states only through registered or licensed brokers or dealers.

Agents, underwriters and dealers may be entitled under agreements entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their respective affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the shares of common stock. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Pixelworks, Inc. and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009 financial statements refers to a change to the method of accounting for uncertain tax positions effective January 1, 2007.

LEGAL MATTERS

Ater Wynne LLP of Portland, Oregon has issued an opinion with respect to the validity of the shares of our common stock to be offered by this prospectus. Certain legal matters will be passed upon for us by Gibson, Dunn & Crutcher LLP. If counsel for any underwriters passes on legal matters in connection with an offering of the shares of common stock described in this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act, between the date of the initial registration statement and prior to effectiveness of the registration statement and the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	our Current Reports on Form 8-K filed on May 20, 2010 and August 2, 2010;

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the portions of our Definitive Proxy Statement on Schedule 14A filed on April 12, 2010 that were incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2009 indicated therein; and

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the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on April 10, 2000, and any other amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents that we file with the SEC on or after the effective time of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all shares of common stock registered hereunder or the termination of the registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Steven Moore, Corporate Secretary

Pixelworks, Inc.

224 Airport Parkway, Suite 400

San Jose, CA 95110

(408) 200-9200

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance you are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC registering the shares of common stock that may be offered and sold hereunder. The registration statement, including exhibits thereto, contains additional relevant information about us and these shares of common stock that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below or at the SEC’s website as noted below. You should read the registration statement, including any applicable prospectus supplement, for further information about us and these shares of common stock.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements, information statements and other information about issuers, like Pixelworks, Inc., that file electronically with the SEC. The address of that website is www.sec.gov. The website, and, except as expressly incorporated herein, the information contained therein, is not a part of this prospectus. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.